Exhibit (a)(2)

FORM E-MAIL TO ELIGIBLE EMPLOYEES ANNOUNCING THE TENDER OFFER & DISTRIBUTING ELECTION FORM AND WITHDRAWAL NOTICE

To:	Eligible Employees

From:	Medpace Investors, LLC

Date:	August 7, 2019

Subject:	Offer to Purchase for Cash Certain Outstanding and Vested Employee Stock Options

Dear Eligible Employees:

This e-mail is to notify you that Medpace Investors, LLC (“Medpace Investors”) is offering to purchase for cash certain outstanding and vested stock options (the “Offer”) of employees of Medpace, Inc. (“Medpace”) and certain subsidiaries of Medpace. The stock options subject to the Offer were granted under the Medpace Holdings, Inc. (“Medpace Holdings”) 2014 Equity Incentive Plan (the “2014 Plan”). The Offer is completely voluntary. The terms and conditions of the Offer are described in the Offer to Purchase attached to this e-mail. The Offer to Purchase and the Schedule TO filed with the Securities and Exchange Commission yesterday are available at www.sec.gov or internally at: https://sp.medpace.com/sites/Investors/_layouts/15/start.aspx#/Shared%20Documents/Forms/AllItems.aspx. Please be advised that, unless extended by Medpace Investors, the Offer will expire at 11:59 p.m., Eastern Time, on September 5, 2019.

Medpace Holdings grants long-term equity awards, in the form of stock options and restricted stock, to employees of Medpace and subsidiaries of Medpace in order to provide long-term performance-based compensation, to encourage employees to continue their employment through the vesting periods of the awards, and to help align employee and stockholder interests.

Stock options and other incentives are material components of the long-term compensation and benefit philosophy of Medpace and Medpace Holdings. After a comprehensive review of Medpace and Medpace Holdings’ current compensation and benefit program, we determined that this Offer is consistent with providing the incentive value of Medpace and Medpace Holdings’ long-term performance award programs.

The Offer is designed to provide the incentive value of Medpace and Medpace Holdings’ long-term performance award programs by providing you with an opportunity to obtain the benefit associated with the cash payment, in lieu of the less certain, but potentially more valuable benefit you could receive if you elect to either retain your eligible options or exercise them and hold the Medpace Holdings shares of common stock received upon exercise.

Participation or non-participation in the Offer will have no effect on your consideration for future stock option or equity award grants under any other Medpace Holdings equity incentive plan, including the current Medpace Holdings plan which is the 2016 Incentive Award Plan. (The 2014 Plan has been closed and no awards have been granted under the 2014 Plan since 2016.) Your eligibility is determined under the terms and conditions of such plans. Eligibility for future grants of options and equity awards will remain subject to the discretion of Medpace and Medpace Holdings and will not depend on whether you participate in the Offer. In general, Medpace Holdings has historically granted equity compensation to selected officers, employees and directors and expects to continue to do so.

We make no recommendation as to whether or not you should participate in the Offer. The decision to participate in the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors about your financial or tax situation.

Your personalized Election Form is attached hereto. If you desire to tender your Eligible Options in the Offer, you must complete and submit the personalized Election Form in accordance with the instructions set forth in the Offer to Purchase. The Election Form will indicate the cash offered for your options that are eligible for purchase. A Withdrawal Notice is also attached hereto. You will need to complete and submit a Withdrawal Notice in accordance with the instructions set forth in the Offer to Purchase only if you decide to withdraw a previously submitted Election Form. Please note, if you elect to tender all or a portion of your Eligible Options, you may only withdraw your whole tender and not a portion thereof.

If you have any questions regarding the Offer or the Offer to Purchase, please contact Stephen P. Ewald by e-mail at MedpaceInvestorsLLC@medpace.com or by telephone at (513) 579-9911.

Sincerely,

Medpace Investors, LLC

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